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Exhibit 10.6

EXPLORATION-EXPLOITATION LICENSE CONTRACT
ON BLOCK XIX
SIGNED BETWEEN PERUPETRO AND BPZ ENERGY, INC.

General

        A License Contract for exploration and production was signed on Block XIX on December 12, 2003 between BPZ Energy, Inc, Sucursal Perú (the "contractor"), with the technical and economic support of the parent company BPZ & Associates, Inc. and its subsidiary BPZ Energy, Inc., and the national company PERUPETRO S.A., which is the Peruvian organization in charge of promoting, negotiating and executing contracts, awarding full rights to private sector companies for evaluating, exploring, developing and producing hydrocarbons in Perú.

        WHEREAS

  A.
  PERUPETRO's authorization to award facilities established by the License Contracts for Exploration and Exploitation of Hydrocarbons, is based on Petroleum Law No 26221.

  B.
  Although the "in situ" hydrocarbons belong to the State, the ownership of the produced hydrocarbons is transferred by PERUPETRO's intervention to the Contractor, on the Date of Signature of the License Contract, in accordance with Article 8° of Law No 26121 as established in the Contract. The Contractor is obligated to pay royalties in cash to the State, through PERUPETRO S.A., under the conditions and on the dates established in the Contract.

  C.
  As established in Article 12° of Law 26221, the License Contract is regulated by Peruvian civil laws, being applicable the legal scope of Article 13570 of the Civil Code.

  D.
  For all effects, related and derived from the License Contract, the Parties agree that the titles of the contract clauses are irrelevant for their legal interpretation.

  E.
  Any reference to the License Contract also includes the Annexes. However, in case of any difference between the Annexes and what is stipulated in the Contract, the text of the Contract will prevail.

Clause I—Definitions

        This Clause contains the agreed definitions of 53 key words used in the License Contract. The definitions agreed to by the Parties have the objective of giving the required meaning to the key words used in the Contract, which will be the only accepted meaning used for the interpretation of the Contract, unless the Parties have expressly agreed in writing to any other meaning. All the agreed defined words are written with a capitalized first letter throughout the Contract.

Clause II—Contract Objectives

        Article 2.1 PERUPETRO S.A. authorizes the Contractor to carry out Operations with the purpose of finding and producing Hydrocarbons in the Area under Contract, as established by Law 26221, the corresponding regulations and the License Contract.

        Article 2.2 confirms that the Contractor will have the right of ownership over the Hydrocarbons produced in the Contract Area, as established by paragraph II of the Preliminary Clause.

        Article 2.3 indicates that the Contractor shall carry out Operations in accordance with the terms of the Contract, either directly or through Subcontractors. If Operations are required to be conducted outside the Contract Area, the approval of PERUPETRO S.A. is required.

        Article 2.4 establishes that Supervision over the Contract Area will be exerted by PERUPETRO S.A., as indicated by Law 26221 and regulated by the Contract itself. The Fiscalization actions will be executed by OSINERG, as established by law. [OSINERG is the National Supervisory Office of Energy Investments and Operations Fiscalization.]

        Article 2.5 PERUPETRO's authorized representatives are responsible for performing Supervision activities at any time, but they should notify the Contractor before entering the Contract Area, and should identify themselves properly. The Contractor must provide all reasonable and necessary facilities to the Supervision Team to allow for prompt and efficient Supervision, without interfering with the Operations. All expenses and costs of the supervision activities will be borne by PERUPETRO S.A.

        Article 2.6 the Operator is responsible for providing all the necessary technical, economic and financial resources required for carrying out the Operations.

Clause III—Term, Conditions & Guarantee

        Article 3.1 The term for the Exploration Phase to find Hydrocarbons is seven (7) Years from the Effective Date, which can be extended for up to three (3) Years, in accordance with Hydrocarbon Law No 26221.

        The term for the Exploitation Phase to produce crude oil is thirty (30) Years, including the years used during the Exploration Phase from the Effective Date, unless there is a change established by any other agreed stipulations forming part of the Contract.

        The term for the Exploitation Phase to produce Non-Associated Natural Gas and Condensate is for a total of forty (40) Years from the Effective Date, including the years used during the Exploration Phase from the Effective Date, unless there is a change established by any other agreed stipulations forming part of the Contract.

        Article 3.2 The Exploration Phase is divided into five (5) periods, as follows:

3.2.1	The first period, lasting for eighteen (18) Months from the Effective Date
3.2.2	The second period, lasting twenty-four (24) Months from the end of the first period
3.2.3	The third period, lasting for fifteen (15) Months from the end of the second period
3.2.4	The fourth period, lasting for twelve (12) Months from the end of the third period.
3.2.5	The fifth period, lasting for twelve (12) Months from the end of the fourth period.

        Article 3.3 During any of the exploration periods, the Contractor must notify PERUPETRO S.A., thirty (30) Days in advance, whether or not the Contractor will continue Operations during the next period. In case the Contractor has not complied with its obligations, the Contract will be cancelled by application of Article 22.3.1, and the Guarantee will be executed by PERUPETRO S.A.

        Article 3.4 If the Contractor, because of any technical or economic reasons, cannot comply with the Minimum Work Program obligations (described in Art. 4.6), during the Exploration Phase, it is authorized to request PERUPETRO's approval to extend any of the exploration periods for up to six (6) Months, provided the request was made at least thirty (30) Days in advance, and the reasons were confirmed and approved by PERUPETRO. In this case the Contractor must present a new guarantee or extend the term of the existing Guarantee as established in Article 3.10. If the extensions granted are equivalent in time to the term of the last exploration period and the Contractor wants to continue exploring, the obligations to comply with such period will require the approval of an extension of the entire Exploration Phase, which should be agreed by the Parties. After complying with the obligations established in Article 3.2 for the second exploration period, and after having made use of an extension, which implied the drilling of one well, the Contractor will be allowed to request PETROPERU's approval to obtain an extraordinary extension of up to six (6) Months in order to re-evaluate all the information and results obtained until then, with the purpose of conducting a detailed study to make the decision to proceed with the next period. The approvals mentioned above will be made at the sole criteria of PERUPETRO S.A.

        Article 3.5 The Exploration Phase may continue at the discretion of the Contractor even after the Date to Initiate Commercial Extraction, until the end of the Exploration Phase, as indicated in Art. 3.1, and Arts. 9.6 and 10.3 will be applicable.

        Article 3.6 During any of the periods of the Exploration Phase, if the Contractor makes a Hydrocarbon discovery which cannot be declared a Commercial Discovery because of some transportation reason, it is allowed to request a Retention Period of up to five (5) Years for the Field or Fields discovered, with the purpose of making sure that there is a transportation system installed.

        The right of a Retention Period is subject to the following requirements:

  a.
  The Contractor must demonstrate to PERUPETRO S.A. that the volumes of Hydrocarbons discovered in the Contract Area are not sufficient to build a Principal Pipeline

  b.
  The Group of Fields discovered in adjoining areas, plus those discovered by the Contractor, are not sufficient to justify economically the building of a Principal Pipeline

  c.
  The Contractor must demonstrate that economically it is not viable to transport, for the purpose of marketing, the Hydrocarbons discovered from the Contract Area to any place where these Hydrocarbons can be marketed.

        Article 3.7 If the Contractor makes a discovery of Non-Associated Natural Gas, or of Non-Associated Natural Gas and Condensate, during any of the periods of the Exploration Phase, it is allowed to request PETROPERU's approval to obtain a Retention Period of up to ten (10) Years for the purpose of developing a market.

        Article 3.8 If the Contractor makes separate discoveries of Crude Oil and Non-Associated Natural Gas or Non-Associated Natural Gas and Condensate, during any period of the Exploration phase, the above authorization to request PERUPETRO's approval to obtain a Retention Period of up to ten (10) Years for the purpose of developing a gas market, as indicated in Article 3.7 will be applicable, but not for the development of the crude oil deposits.

        Article 3.9 The Retention Period mentioned in Articles 3.6 and 3.7 will extend the term of the Contract for a period equal to the length of the Retention Period granted by PERUPETRO S.A. The Retention Period will have to be defined in writing. For this purpose the Contractor will present a request to PERUPETRO S.A., accompanied by supporting documentation and a chronogram [Gantt chart] of activities to be accomplished.

        With the commencement of the Retention Period, the Exploration Phase terminates. With the Declaration of a Commercial Discovery during that period, the Exploitation Phase will begin.

        The granting of the Retention Period mentioned in Articles 3.6 and 3.7 and the duration of this Period will be determined at PERUPETRO's sole criteria. However, the Retention Period will not affect or diminish the obligation to comply with the Minimum Work Program during the Exploration Phase.

        Article 3.10 The Contractor must guarantee compliance with each of the Minimum Work Programs, for each exploration period during the Exploration Phase, as established in Articles 3.2 and 4.2, through a solidarity bank guarantee, without the benefit of exclusion, unconditional, irrevocable and of immediate realization in Perú, issued by an entity of the financial system, formally qualified and domiciled in Perú, and accepted by PERUPETRO S.A. At the request of PERUPETRO, the Contractor must substitute any bank guarantee already delivered with a new bank guarantee issued within fifteen (15) Working Days following the request to the Contractor made by PERUPETRO S.A.

        The amount of the bank guarantee for the Minimum Work Program for each exploration period will be the product of multiplying the US dollar equivalency, as established for this purpose in Annex

"F", by the number of Exploratory Work Units corresponding to each exploration period, as established in Article 4.6.

        The bank guarantee corresponding to the first exploration period Minimum Work Program must be delivered to PERUPETRO S.A.on the Subscription Date. The bank guarantees for all the other exploration periods, in accordance with Art. 4.6, should be delivered to PERUPETRO before the start-up date of each corresponding exploration period; otherwise the Contract will be cancelled, as indicated in Article 22.3.3.

        The bank guarantee, in case of extensions awarded for any of the exploration periods of the Exploration Phase, should be delivered to PERUPETRO S.A. prior to the start of the corresponding extension; otherwise PERUPETRO S.A. will not approve the requested extension, independently of the conditions stipulated in Article 3.4.

        The bank guarantees, whose format and language are indicated in Annexes "C-1" to "C-5", should be issued for each one of the periods of the Exploration Phase, and should be maintained valid for a period of over thirty (30) Working Days beyond the term of each period. If any of the bank guarantees is not maintained for the established periods, then the Contractor must deliver a new bank guarantee, or extend the validity of the existing guarantee, within a term of fifteen (15) Working Days following receipt of a notification from PERUPETRO S.A.; otherwise the Contract will be cancelled by application of Article 22.3.3. Once the obligations covered by each bank guarantee have been complied with, then PERUPETRO S.A. will immediately return the bank guarantees to the issuing entity through the Contractor. The execution of any bank guarantee will extinguish the Contractor's rights to carry out any Minimum Work Program activity, without interfering with the application of Article 22.3.1.

        Article 3.11 In the License Contract for Block XIX BPZ & Associates, Inc participates by providing the Corporate Guarantee shown on Annex "D" delivered to PERUPETRO S.A. on the Subscription Date. This Corporate Guarantee will have validity as long as there are obligations that the Contractor must comply with, and Article 22.3.5 will be applied if there is any instance of occurrence of what has been foreseen in Article 22.3.5, in which case the Contractor must comply by substituting the Corporate Guarantee within a period of up to fifteen (15) Working Days.

Clause IV—Exploration Phase

        Article 4.1 The Contractor must start Exploration activities from the time of the Effective Date.

        Article 4.2 The Contractor may relinquish the entire Contract Area, without any penalty, once it has complied with all of its Minimum Work Obligations committed under the License Contract, and by means of a notification delivered to PERUPETRO S.A. with at least thirty (30) Days' advance notice. In case the Contractor relinquishes the Contract Area without having complied with the Minimum Work Program committed, and without having given any technical reasons for PERUPETRO's approval, then PETROPERU S.A. will execute the bank guarantee and will apply the stipulations of Article 22.3.3.

        The Contractor may relinquish portions of the Contract Area by notifying PERUPETRO S.A. with thirty (30) Days' advance notice, without incurring any sanction, and without impairing or affecting compliance with the execution of the Minimum Work Program obligations of the Exploration Phase currently under way. The Parties will put together, in a document presented to the Supervision Committee, the information regarding the portions of the Contract Area being relinquished. The Contractor will be allowed to continue making use of the facilities built within the relinquished areas if those facilities are used in connection with the Operations in the Contract Area.

        Article 4.3 During the life of the Contract, the Contractor will have to relinquish certain portions of the Contract Area, as established below:

  a.
  At least twenty percent (20%) of the original Contract Area at the end of the first exploration period.

  b.
  At the end of the Exploration Phase, the Contractor may keep the remainder of the Contract Area, after making the relinquishment established in Paragraph (a) above, provided the Contractor commits to pursue and implement an additional work program, which should consist of (i) drilling one (1) Exploration Well of at least 1,800 m. of vertical depth or by penetrating 100m. into the basement of the Tumbes basin, whichever occurs first, or (ii) performing at least 85 UTE every two (2) Years, up to a maximum period of four (4) Years. For this purpose, the Contractor must deliver a new bank guarantee before the startup of the Exploitation Phase, or before the start of the second two-year extension period.

  c.
  In case the Contractor decides not to retain any additional area, or else decides not to continue with implementation of the additional work obligations, either at the end of the first two-year period or at the end of the fourth year, then the Contractor will be able to retain only the area over the oilfields discovered, plus a technical security zone.

        Article 4.4 The Parties will agree on the way to facilitate relinquishment of portions of the Contract Area, by subdividing the whole Contract Area in parcels of five thousand hectares (5000 hectares), or of any other size, if this is not possible in certain portions of the Contract Area. The portions of the Contract Area to be relinquished do not have to be contiguous.

        Article 4.5 The relinquished area, including oilfields within the Contract Area, will revert to the State at no cost to the State or to PERUPETRO S.A.

        Article 4.6 The committed minimum Work Program to be implemented by the Contractor during the five (5) periods of the Exploration Phase consists of the following activities:

Period	Technical Exploration Work Units *Unidades de Trabajo Exploratorio—(UTE)
40 UTE's, consisting of:
	1.	Reprocessing of 250 km of 2-D seismic and interpretation of the results
1st	2.	Surface Geology survey, including interpretation of Satellite Imagery, and completion of an Integrated Report
	3.	Geochemical survey. including gathering of at least 100 representative samples, plus interpretation of results and Final Report
70 UTE's, consisting of:
2nd	1.	Registration of about 100 line km. of 2-D seismic and interpretation of results
	2.	Integrated Evaluation Studies of Geology, Geochemistry, Reservoir Engineering and definition of Hydrocarbon Prospects
3rd	117 UTE's consisting of drilling one (1) Exploration Well
4th	117 UTE's consisting of drilling one (1) Exploration Well
5th	117 UTE's consisting of drilling one (1) Exploration Well
Total	461 UTE's during the Exploration Phase

        Following are the conditions for implementing the obligations of the Exploration Phase Minimum Work Program:

  a.
  The length of 2-D seismic surveys in line-kilometers will be counted from the first shot-point to the final shot position.

  b.
  The exploration work units (UTE.s) will be considered as fulfilled only if they correspond to the equivalent values established in Annex "F."

  c.
  Only the UTE.s corresponding to 2-D or 3-D surveys and the drilling of Exploratory Wells will be considered for crediting excess work executed during any of the periods of the Exploration Phase, which will not require the presentation of a bank guarantee to obtain credit for the next exploration period.

  d.
  Before the start of each period of the Exploration Phase, the Contractor must inform PERUPETRO S.A. about the actual type of exploration activities to be undertaken in order to comply with the UTE.s committed for each period. If any changes are necessary, the Contractor must notify PERUPETRO S.A., prior to the execution of the modified Work Program, by providing a supporting technical study. If the change implies substituting the drilling of an Exploratory well for any other activity, in accordance with the work equivalencies of Annex "F," the approval of PERUPETRO S.A. is still mandatory.

        Article 4.7 The Exploratory Wells that Contractor has committed to drill, in complying with the Minimum Work Program obligations established in Article 4.6, must reach a minimum vertical depth of two thousand four hundred meters (2,400 m.), measured from the surface, or must penetrate at least 100 meters into the Basement of the Tumbes basin. A new geologic objective and/or depth may be agreed on by the Parties, if the Contractor demonstrates to PERUPETRO and obtains approval that the depth and objective mentioned above are not adequate.

        If during drilling operations of any of the Exploratory Wells, corresponding to any of the periods of the Exploration Phase, extreme difficulties are encountered, of either a geologic or mechanical nature, the Contractor is allowed to request approval from PERUPETRO S.A., through the presentation of a supporting technical report, to obtain official declaration of having complied with the corresponding drilling obligation.

        Article 4.8 If the Contractor makes a declaration of a "Commercial Discovery," it should immediately notify PERUPETRO S.A., and, within one hundred and eighty (180) Days after that declaration, should present an "Initial Development Plan" to make viable the Exploitation of the discovered Hydrocarbons, which should include the following information:

  a.
  Chemical and physical characteristics of the discovered Hydrocarbons, and percentage of associated products or impurities

  b.
  Production forecasts for each field during the remaining life of the Contract

  c.
  Number of development wells to be drilled, and productivity forecast

  d.
  Storage and Transportation Systems, and Fiscalization Points to handle the forecasted production

  e.
  Main Pipeline proposed, if necessary

  f.
  Safety program to be implemented

  g.
  Chronogram [Gantt chart] of all activities to be performed

  h.
  Estimated date for Initiating Commercial Extraction of Hydrocarbons

  i.
  Estimated investments, expenses and direct operating costs for the Exploitation of the Commercial Discovery

  j.
  Any other pertinent information considered appropriate by the Contractor to be included in the Initial Plan for Exploitation of the Commercial Discovery.

        Article 4.9 PERUPETRO S.A., within sixty (60) Days following receipt of the "Initial Development Plan," must provide commentaries to this document and may object to the Start up-Date of

Commercial Extraction,if found not to be adequate, in which case the Technical Conciliation Committee will be convened.

        Article 4.10 If the Contractor makes a Commercial Discovery it is obligated to initiate Development within one hundred and eighty (180) Days following the sixty (60) Days indicated in Article 4.9. The declaration of Commercial Discovery does not imply any suspension of the Minimum Work Program obligations of the still ongoing Exploration Phase.

        Article 4.11 The Development of the Hydrocarbons already discovered should be implemented in accordance with the program presented by the Contractor as established in Article 5.3. The Parties agree that if necessary, the deadlines for presentation of the Initial Development Plan or the yearly programs of work can be modified. For this purpose the Contractor must present to PERUPETRO S.A. the appropriate proposals.

        Article 4.12 The end of the Exploration Phase does not affect the terms and deadlines that were enforced prior to the end of this Phase.

        Article 4.13 In exceptional cases, because of technical and economic reasons that may make it impossible to comply with the obligations and/or deadlines of the Minimum Work Program established in Articles 3.2 and 4.6, respectively, the Contractor may request through a written report supporting the substitution of the obligations and/or deadlines of the periods for the execution of the Minimum Work Program, provided that PERUPETRO S.A. gives its approval to the requested substitution. But the substitution should not in any case modify the commitment in terms of Exploration Work Units for the Exploration Phase.

        Similarly, the Contractor may request a new configuration of the Contract Area, which cannot in any case be larger than the original size of the Contract Area, by means of a supporting report presented to PERUPETRO S.A., where the Contractor should comply with the stipulations of Article 4.3, which include the approval by PERUPETRO S.A. of the new work proposals and the boundaries and size of the new area.

        Substitutions of the Work Program and newly delimited area, accepted and approved by PERUPETRO S.A., may originate changes in the amounts and deadlines of the bank guarantees already submitted, in which the Parties will calculate the new amounts of the bank guarantees, and the Contractor must deliver the new bank guarantees to PERUPETRO S.A., or extend the deadlines, as established in Articles 3.4 and 3.10, which will be based on the Exploratory Work Units for the revised area.

Clause V—Exploitation

        Article 5.1 The Exploitation Phase starts the following Day after the end of the Exploration Phase, provided a Declaration of Commercial Discovery was already made. But if a discovery is made earlier, and at the option of the Contractor, then the Exploitation Phase may start sooner, triggering the end of the Exploration Phase on the Initial Date of Commercial Extraction. In case of a Retention Period, once the Declaration of Commercial Discovery is made, then the Exploitation Phase will start.

        Article 5.2 The Contractor's obligation is to make sure that the Initial Date of Commercial Extraction is established in conformance with Articles 4.8 and 4.9.

        Article 5.3 At the end of every Year, with sixty (60) Days' anticipation, from the presentation of the Initial Development Plan, the Contractor must present to PETROPERU S.A. the following:

  a.
  A yearly work program and detailed budget for investments, expenses, costs and income for the following calendar year.

  b.
  If still involved in the Exploration Phase, the Contractor must present a yearly work program with the purpose of finding additional reserves, accompanied by the corresponding budget.

  c.
  Additionally, the Contractor must present a work program and projected investments, expenses, costs and income for the next five (5) calendar years.

        Article 5.4 To implement each work program, the Contractor should use the appropriate and required equipment and/or methods to allow for an evaluation and follow-up of the Operations.

        Article 5.5 The Contractor is obligated to Exploit and economically recover the Hydrocarbon reserves from the Contract Area by implementing the work programs as established in this Fifth Clause, and following the standard technical and economical principles accepted and currently used by the international petroleum industry.

        Article 5.6 The Contractor has the right to use in its Operations the Hydrocarbons produced in the Contract Area at no cost, and consequently not counted in calculating royalties. Furthermore, those Hydrocarbons may be processed within the Contract Area to be used exclusively in the Operations.

        Article 5.7 The Contractor has the right to recover the liquid Hydrocarbons of the Natural Gas produced separately in the Contract Area and to extract them in any stage of the handling of such Natural Gas. The liquids obtained will be considered as Condensate to determine royalty, but if it is not economical or operationally possible to recover these liquids, they can be mixed with the crude oil for fiscalization purposes.

        Article 5.8    The Natural Gas not used by the Contractor in its Operations, in accordance with Article 5.6, can be marketed, re-injected into the Reservoirs, or both, and the Natural Gas that is not used in Operations, or re-injected or marketed, may be burned by the Contractor, but after prior approval given by the Ministry of Energy & Mines.

        Article 5.9    If a Field or several Fields that are commercially exploitable extend, continuously, from the Contract Area into other areas, the Contractor and the other contractors operating those areas must reach an agreement to implement an Exploitation Unitization Plan or a Common Exploitation Plan. If agreement is not reached, the Ministry of Energy & Mines will submit the differences to the "Technical Conciliation Committee", referred to in Article 32 of Law No 26221, and the Committee's resolution will be of obligatory compliance.

        If the area adjacent to the commercially exploitable Field has not been assigned to another contractor and is not in any type of negotiation process (whether bidding, contractor selection, etc.) and there are no environmental protection limitations, then the Contractor will have first option to negotiate incorporation of such area into the Contract Area, provided the request is made during the Exploration Phase.

        Article 5.10    At the end of the drilling of one (1) well, the Contractor must report to PERUPETRO S.A. when the well will be tested, if that is the case. The production tests of such well should be done within the next three (3) Months after drilling has ended.

        Article 5.11    PERUPETRO S.A. has the right to inspect and test, at any time, the equipment and measurement instruments used to measure volume and to determine the quality of the fiscalized Hydrocarbons. The equipment and measurement instrumentation must be periodically calibrated in accordance with the applicable norms, with PERUPETRO representatives allowed to be present during these operations.

        Article 5.12    Prior to the Initial Date of Commercial Extraction, and to determine the volumes and quality of the Fiscalized Hydrocarbons, the Parties will agree on the equipment, methodology and procedures to carry out the required measurements.

        Article 5.13    To facilitate production of Heavy Oil from the Contract Area, the mixing of Light Oil from outside the Contract Area will be allowed. Such Light Oil will be measured and fiscalized by the Parties in a measurement place before entering the Contract Area. The volume of such Light Oil produced outside the Contract Area will be subtracted from the volume of Fiscalized Hydrocarbons from the Contract Area to determine the royalty to be paid by the Contractor.

Clause VI—Presentation of Information and Studies

        Article 6.1    The Contractor should keep PERUPETRO S.A. permanently and timely informed about the Operations, by providing all information indicated in this Clause, in accordance with applicable regulations and in the formats established by PERUPETRO S.A. Likewise, the Contractor should provide information about the presence of any other natural resources or archeological remains found during Operations and during the entire Life of the Contract.

        The technical information, studies, processed data, as well as non-processed data, and the results that the Contractor provides PERUPETRO S.A., should be of the best quality obtained by the Contractor. If during data collection, and when results were obtained, the Contractor used methods or systems that are its exclusive property, the Contractor will not be obligated to reveal such methods or systems, only the data and results.

        Article 6.2    The Contractor must supply a copy of all studies related to the development of the Fields, prepared using data from the Contract Area. The Contractor should also present to PERUPETRO S.A. any clarifications requested in connection with those studies.

        Article 6.3    The Contractor should present to PERUPETRO S.A. all information and studies relating to the obligations of the Minimum Work Program prior to the date ending each one of the periods of the Exploration Phase established by Article 3.2. Additionally, within ninety (90) Days following the end of each period of the Exploration Phase,the Contractor must present to PERUPETRO S.A. a consolidated evaluation report, which should include studies and/or interpretations of the geologic, geophysical, geochemical, petrophysics and Reservoir Engineering analyses connected with the exploration activities carried out during each period, including the results of the relevant Minimum Work Program.

        Article 6.4    Not later than thirty (30) Days after each month, the Contractor must present to PERUPETRO S.A.during the Exploitation Phase, a "Monthly Production Report" and a "Monthly Report of Income and Expenditures." Both reports should be presented in the formats given by PERUPETRO S.A. to the Contractor for that purpose.

        Article 6.5    The Contractor must deliver at the request of PERUPETRO S.A. copies of all data given to the Central Reserve Bank of Perú, as established in Clause 11.

        Article 6.6    Within thirty (30) Days following each calendar month, the Contractor must submit to PERUPETRO S.A. a listing of all contracts signed with sub-contractors during that month, and whenever PERUPETRO S.A. may have requested, also deliver a copy of the actual contracts.

        Article 6.7    The Parties have agreed that all information obtained during Operations implementation may be revealed without the approval of the Other Party, in the following cases:

  a.
  to an Affiliated Company

  b.
  in connection with financing operations or to obtain insurance, by signing a confidentiality agreement with those entities

  c.
  as required by law, regulations or resolutions of competent government authorities, including without limitation, the regulations or resolutions of government authorities, insurance organizations or stock exchange, or securities exchange commissions, where the shares of such Party, or Affiliates of such Party, are registered

  d.
  to consultants, accountants, auditors, financiers, professionals, potential partners, or participants in the interests of the Parties, or to negotiate participation in the Contract, as may be necessary, in relation to the Operations, obtaining a letter of confidentiality. In the case the Parties agree to reveal certain confidential information or information private to third parties, they should expressly indicate the character of such information to avoid being revealed by such third parties.

Clause VII—Supervision Committee

        Article 7.1    The Supervision Committee will consist of:

  a.
  Three (3) members, or their alternates, representing the Contractor, and

  b.
  Three (3) members, or their alternates, representing PERUPETRO S.A. One of the PERUPETRO S.A.representatives will chair the Committee. The Supervision Committee will approve its own functional regulations and will be installed within sixty (60) Days following the Effective Day of the Contract.

        Article 7.2    The Supervision Committee's responsibilities are:

  a.
  Interchange and discussions of all information connected with the Operations

  b.
  Evaluation of the Exploration Phase Minimum Work Programs' execution, established in accordance with Article 4.6

  c.
  Evaluation of work plans and programs referred to in Article 4.8 and Article 5.3, and coordination of their execution

  d.
  Verify and coordinate the execution of the Operations, and for this purpose, the Parties' representatives accredited to the Supervision Committee may have their own advisor.

  e.
  Verify and coordinate compliance with all obligations related to the Operations established by the Contract, or that Parties have agreed on in another document.

  f.
  All other obligations and attributions established by the Contract or agreed to by the Parties.

        Article 7.3    The Supervision Committee will meet at any time, at the Parties' request, and with the frequency established in its regulations. At least one member should be present representing each Party to consider the Committee ready to meet. Each Party is responsible for the cost of maintaining their respective members in the Supervision Committee.

        Article 7.4    If a serious difference of opinion occurs between the Parties and remains in the Supervision Committee, each Party should request the expert technical and/or legal advise considered necessary, and should submit these to the Supervision Committee in an extraordinary meeting. If agreement is not reached in that extraordinary meeting, the matter should be sent to the attention of each Parties' General Manager for the proper resolution. If the difference of opinion still exists, then the Technical Conciliation Committee should be convened in order to find a final solution.

Clause VIII—Royalty and Valorization

        Article 8.1    The Contractor should pay royalty in cash on the basis of the volume of Fiscalized Hydrocarbons valued in one or more Production Fiscalization Points, in accordance with Articles 8.3, 8.4 and 8.5. In case of losses of the produced Hydrocarbons, Article 14.2 will be applied.

        Article 8.2    The following terms will have the meaning indicated below, for the purpose of properly interpreting this Eighth Clause, as follows:

8.2.1
Cost of Transportation and Storage—is the cost expressed in U.S. Dollars for each Barrel, or in U.S. Dollars for each MM Btu, whichever may be the case: which comprises:

a.
The tariff paid to third parties or the Estimated Tariff, expressed in U.S. Dollars per Barrel or U.S. Dollars per MMBtu whichever may be the case, for the required transportation and storage of the Fiscalized Hydrocarbons from the Production Fiscalization Point up to a marketing or export point; and

b.
Handling and Dispatching Expenses of the Fiscalized Hydrocarbons, up to the connecting valve of the ship-tanker or up to the necessary installations required for marketing.

        8.2.2—Valuation Period—is the bi-weekly period of every calendar month, where the first fortnight comprises the period from the first day up to the fifteenth day of the calendar month, and the second fortnight is the period from the fifteenth day until the end of such calendar month. By agreement of the Parties, and as long as the corresponding legal norms will allow, the Valuation Period may be extended or shortened.

        8.2.3—Basket Price—is the price expressed in U.S. Dollars per Barrel, which represents the F.O.B. Peruvian exportation port value, determined as a function of a basket of prices of Petroleum of various types defined in conformance with paragraph 8.4.1 for the Basket Price for Crude Oil, and in paragraph 8.4.3 for the Basket Price for Natural Gas Liquids, and in paragraph 8.4.4 for the Basket Price for Condensate.

        8.2.4—Realized Price—is the price, expressed in U.S. Dollars per MM Btu, effectively paid or to be paid by a buyer to the Contractor for the Produced Fiscalized Natural Gas from the Contract Area, which should also include any other costs derived directly from the sales of Fiscalized Natural Gas and of the volume effectively delivered of the Fiscalized Natural Gas produced in the Contract Area, and which will be expressed in U.S. Dollars per MM Btu. Towards calculating the Realized Price, the following items will not be considered:

  a.
  Any payments resulting from conciliation of volumes of Natural Gas contained in the respective take-or-pay purchase-sale contracts

  b.
  The General Sales Tax, the Selective Consumption Tax, the Municipal Promotion Tax, and/or any other tax on consumption.

        8.2.5—Estimated Tariff—is the cost expressed in U.S. Dollars per Barrel or U.S. Dollars per MM Btu, whichever may be the case, corresponding to transportation from the Production Fiscalized Point up to the point of sales or export point, or up to a third party's pipeline connection. Such cost must take into consideration the concepts, methodology and procedures referred to in the "Regulations for Transportation of Hydrocarbons through Pipelines", their modifications or substituting document.

        8.2.6—Value of Fiscalized Production of Crude Oil (Petroleum)—is the result of multiplying the volume of Fiscalized Petroleum of a Valorization Period by the Basket Price for Petroleum for such period, minus the cost of Transportation and Storage, if that is the case.

        8.2.7—Value of the Fiscalized Production of Natural Gas—is the result of multiplying the Fiscalized Natural Gas (expressed in caloric content terms in MM Btu) of a Valorization Period by the Realized Price for such period, minus the cost of Transportation and Storage, if that is the case.

        8.2.8—Value of the Fiscalized Production of N.G.L. (Natural Gas Liquids)—is the result of multiplying the volume of Fiscalized Natural Gas Liquids of a Valorization Period by the Basket Price for Fiscalized Natural Gas Liquids for such period, minus the cost of Transportation & Storage, if that is the case.

        8.2.9—Value of Fiscalized Production of Condensate—is the result of multiplying the volume of Fiscalized Condensate of a Valorization Period by the Basket Price for Condensate for such period, minus the cost of Transportation and Storage, if that is the case.

        Article 8.3—The Contractor at the moment of making the Declaration of Commercial Discovery of Hydrocarbons should take the option to apply either one of the two methods established in paragraphs 8.3.1 and 8.3.2 to define how the royalty will be calculated, which cannot be changed afterwards during the Life of the License Contract.

        8.3.1—Method by Production Scales—Will be applied according to the Fiscalized Production of Liquid Hydrocarbons and/or Natural Gas Liquids. The Fiscalized Production volumes and the Royalty percentages to be used are the following:

Volumes of Fiscalized Production From Block M.B.C.D.*	Royalty Expressed in Percentages
< 5	5
5-100	5-20
> 100	20
*M.B.C.D. = Thousand barrels per calendar day

        For a Fiscalized Production of less than 5 M.B.C.D., the applicable percentage royalty is 5%. For a Fiscalized Production greater than 100 M.B.C.D. the applicable percentage royalty is 20%. For a Fiscalized Production in the range from 5 M.B.C.D. to 100 M.B.C.D., the applicable percentage royalty results from interpolation by the linear method.

        In the case of Fiscalization Production of Natural Gas, the Fiscalized Production levels and the Royalty percentages will be the same as those for Liquid Hydrocarbons, utilizing the following equivalency: Barrels will be equivalent to Natural Gas volume expressed in standard cubic feet divided by a factor of 5,626.

        8.3.2—Methodology by Economic Results (RRE)—will be applied with the following formula:

RRE = 5% + RV
Where RV is expressed as follows:

RV =	[	Xt-1 - Yt-1 Xt-1	] × [	1 -	[	1 1 + (FRt-1 - 1.15)	]	100	]

Where:

RV: %t Variable Royalty
FRt-1: Factor Rt-1
The above equation is applicable when:

  FRt-1 ≥ 1.15 and is in the range of
  0% < Variable Royalty < 20%

If results are negative, the Royalty is 0%, and if results are equal to or greater than 20%, the Royalty will be 20%.

Xt-1: Income corresponding to prior annual period at the moment when the calculation of Variable Royalty is made (%t). Which comprises the applicable concepts of Factor Rt-1

Factor Rt-1: It is the quotient of cumulative income divided by expenses from the Date of Subscription until the period t-1, where the cumulative income consists of:

Accum [PFP* (PCP-CTAP)]+ Accum [PFC* (PCC-CTAC] plus
Accum [PFG* (PRG-CTAG)] + Accum [PFL*(PCL + CTAL)] + Accum (OI)

Where:

PFP = Crude Oil Fiscalized Production
PCP = Crude Oil Basket Price
CTAP = Transportation & Storage Costs of Crude Oil
PFC = Condensate Fiscalized Production
PCC = Condensate Basket Price
CTAC = Transportation & Storage Costs of Condensate
PFG = Natural Gas Fiscalized Production
PRG = Natural Gas Realized Price
CTAG = Transportation & Storage Costs of Natural Gas
PFL = Natural Gas Liquids Fiscalized Production
PCL = Natural Gas Liquids Basket Price
CTAL = Transportation & Storage Costs of Natural Gas Liquids
OI = Other Income

And where cumulative expenses consist of:

Accum (Investments + Expenses + Royalty + Other Expenses)

        Further details on income and expenses, as well as the opportunity for recording the components of Factor Rt-1, are specified in Annex "E": Accounting Procedure.

        The calculation of Variable Royalty will be made twice every calendar year. The first one in January, with information based on Income and Expenses from January to December of the prior calendar year, and the second one in July, with information on Income and Expenses based on the period from July of the prior calendar year until June of the current calendar year.

        Article 8.4—Under the License Contract, the value of each kind of Fiscalized Hydrocarbons will be expressed in U.S. Dollars per Barrel or in U.S. Dollars per million Btu's, whichever may be the case, and will be determined as indicated below:

        8.4.1—To Determine the Value and to calculate the Basket Price for Crude Oil, the procedure will be as follows:

  a.
  The Parties will determine the quality of the crude oil (Petroleum) to be produced in the Contract Area at least ninety (90) Days prior to the Initial Date for Commercial Extraction.

  b.
  Within thirty (30) Days following the determination of quality, the Parties should select a basket of crude oils (Petroleum) of up to four (4) components, which should comply with the following requirements:

  (1)
  They should be of similar quality to the crude oil (Petroleum) to be produced in the Contract Area

  (2)
  Their price quotation should appear regularly in the "Platt's Oil-Gram" publication or in any other well recognized petroleum industry source agreed on by the Parties

  (3)
  The crude oil chosen should be competitive in the market or markets, where the crude oil to be produced from the Contract Area could be sold

    (4)
    Every six (6) Months, or before if required by any of the Parties, the basket established for the valorization of the crude oil to be produced from the Contract Area should be revised, to verify that it still complies with the conditions mentioned above. If those conditions are no longer valid, the Parties should notify the basket of crude oil within thirty (30) Days following the date when the basket revision was started. If the Parties do not reach an agreement, then paragraph 8.4.5 will be applicable.

    (5)
    As for crude oil quality, if it verifies that the API gravity (weighted average), sulfur content, or any other quality element of the crude oil (Petroleum) produced in the Contract Area has significantly changed in relation with the quality of the type of crude oils within the chosen basket (simple arithmetic average), the Parties must modify the basket composition with the purpose of having a basket that reflects the quality of the crude oil produced in the Contract Area.

  c.
  Once the quality of the crude oil has been determined, as indicated above, the Parties should execute a "Valorization Agreement", where the additional terms and conditions, beyond those established above, will be required for their correct application. The "Valorization Agreement" will define the procedures for any adjustments needed to establish the crude oil quality. These quality adjustments will include premiums and reductions for improved and/or degraded quality of the crude oil produced in the Contract Area, in relation to the quality of the crude oils within the chosen Basket. Furthermore, the "Valorization Agreement" should establish the frequency of review and revision of the methods and procedures to be agreed, in order to guarantee a realistic determination of the price of the crude oil produced in the Contract Area. If any of the Parties considers at any moment that application of the methods and procedures already established does not provide a realistic determination of the value of the crude oil produced in the Contract Area, then the Parties should agree on the application of other methods and procedures, which effectively will produce the most appropriate results.

  d.
  If in the future, the price quoted for any of the crude oils within the chosen Basket, has been changed from U.S. Dollars to any other currency, then such prices should be converted to U.S. Dollars using the exchange rates quoted by the Citibank N.A. of New York, New York, USA, pertaining to the date when the crude oil price quotation was made. If this information is not available, the Parties should agree on any other that will adequately substitute for the one referred to above.

  e.
  The Basket Price to be utilized to calculate the value of the crude oil (Petroleum) produced in the Contract Area during a Valorization Period will be determined as follows:

  (1)
  First, the average price of each one of the crude oil types within the chosen Basket should be determined by calculating the arithmetic mean average of their quoted prices, as published during the Valorization Period, and considering only those Days when all the various types of crude oil, within the chosen Basket, have been quoted.

  (2)
  Then, the average prices resulting from the above-mentioned calculation, corresponding to all the crude oil types within the chosen basket, should in turn be averaged to obtain the Basket Price corresponding to the value of the crude oil (Petroleum) produced in the Contract Area.

        8.4.2.—The Value of Natural Gas to pay royalties will be represented by the Realized Price, which should reflect the sales price in the national market, or the export price at an export point within the territory of Perú, whichever may be the case. The minimum value applicable as Realized Price will be US$0.60 per MM Btu.

        8.4.3.    In the case of Natural Gas Liquids, the procedure will be the same as established in Paragraph 8.4.1, as far as it may be applicable. The Parties may agree to approve adjustments necessary to determine and to establish the Basket Price for Natural Gas Liquids, in a manner that would adequately reflect the value of the Natural Gas Liquids produced in the Contract Area.

        8.4.4    In the case of Condensate, the procedure will be as established in Paragraph 8.4.1, as far as it may be applicable. The Parties may agree to approve adjustments necessary to determine and establish the Basket Price for Condensate, in a manner that would adequately reflect the value of Condensate produced in the Contract Area.

        8.4.5    In case the Parties cannot agree on any of the procedures described in this Article 8.4, they should proceed to convene the Technical Conciliation Committee.

        Article 8.5.    Without disregarding what is established in paragraph (d) of Article 2.5 of Annex "E": "Accounting Procedure", if the Parties find, at any moment, that an error was made in calculating the Factor Rt-1, and that such error would result in the application of a different Factor Rt-1 to the one already applied or if the Factor Rt-1 should have been applied in a different moment than the one applied, the Parties should proceed to make the corresponding correction affecting the period when the error was made, and readjusting from that moment onwards the royalty percentage. Every adjustment resulting in a lower royalty payment will accrue interest favoring the affected Party from the moment the error was made. The refund made to a Contractor because of a prior larger royalty payment will be made in the following biweekly periods against the favorable balance that PERUPETRO would have to transfer to the Treasury, in accordance with paragraph (8) of Article 6 of Law No26221 in reference to the License Contract.

        Article 8.6    The amount of royalty to be paid must be calculated for each Valorization Period. Payment should be made in U.S. Dollars not later than on the second Working Day after the end of the corresponding biweekly period. The volume of Fiscalized Hydrocarbons of every two weeks should be based on the fiscalization tickets that PERUPETRO should have given the Contractor, duly signed.

        Article 8.7    By this Contract, in case the Contractor does not pay PERUPETRO the whole or any partial amount of the royalty, within the time period established in Article 8.6, the Contractor will put its own Hydrocarbons, extracted from the Contract Area, at the disposal of PERUPETRO, in the necessary volume that will cover the amount of the debt incurred, plus the corresponding expenses and interests as per Article 9.6.

Clause IX—Taxation

        Article 9.1    The Contractor is subject to the common tax regime of the Republic of Perú, which includes Income Tax, as well as the specific norms established by Law No 26221, currently in place at the Date of Subscription.

        The State, through the Ministry of Economy and Finances, guarantees the Contractor the benefit of taxation stability during the life of the License Contract, thereby it will only be subject to the taxation regime existing at the Date of Subscription, in accordance with:

  a.
  "The Regulations of Guaranteed Taxation Stability and Taxation Norms of Law No 26221, Organic Law of Hydrocarbons" approved by Supreme Decree No 32-95-EF;

  b.
  In the law that regulates "Stability of Contracts with the State" in accordance with sectoral Laws and Law No. 27343, including the corresponding sections of these laws; and

  c.
  in the "Law of Actualization for Hydrocarbons"—Law No 27377

        Article 9.2    The exportation of Hydrocarbons from the Contract Area, which the Contractor may conduct, will be exempted from any Taxation, including those that need to be expressly mentioned.

        Article 9.3    Payment of Canon, Sobrecanon and profits participation will be the responsibility of PERUPETRO S.A. [Canon and Sobrecanon are payments to be made to the hydrocarbon-producing provinces by the State, which PERUPETRO S.A. pays directly out of the proceeds from royalty payments.]

        Article 9.4    The Contractor, in accordance with current legislation should pay all Taxation applicable to the importation of goods and consumables required by the Contractor to carry out the Operations, in accordance with the law.

        Article 9.5    In accordance with Article 87 of the "Tax Code", the Contractor may keep its accounting books in U.S. Dollars, and therefore, to determine the Tax Base of those Taxes for which the Contractor is responsible, as well as the amount of such Taxes, and the payment of the same, will be as mandated by law.

        Article 9.6    The Contractor should use the linear amortization method for a period of five (5) annual periods, starting with the first period corresponding to the Date to Initiate Commercial Extraction. It is established that the time period for linear amortization will be extended, but without exceeding the life of the Contract, especially in the event that for price reasons, or any other factor agreed to by the Parties, and after applying the linear amortization referred to above, the financial statements of the Contractor show a negative result or a fiscal loss, which at the criteria of the Contractor will be forecasted to indicate that it will not be economically compensated for fiscal purposes and in accordance with current taxation norms. The extension of the period of linear amortization should be notified in advance to the National Superintendency of Tax Administration.

Clause X—Customs Rights

        Article 10.1    The Contractor is authorized to temporarily or permanently import any goods and consumables required for the economic and efficient execution of the Operations, in accordance with existing legislation.

        Article 10.2    The Contractor may temporarily import, for a two (2) Year period, goods required for its activities with suspension of the importation Taxes, including those that need express mention; and if an extension is necessary, should request this extension from PERUPETRO S.A., for up to two (2) times for periods of one (1) Year, and should obtain approval from the General Directorate of Hydrocarbons through a Directorate Resolution, which in turn should be presented to the National Superintendency of Tax Administration to obtain the extension of the temporary importation period. The procedure, the requirements, and guarantees necessary to apply for the utilization of the temporary importation regime, should be governed by the norms contained in the General Law of Customs and its modified regulatory norms.

        Article 10.3    During the Exploration Phase, the Contractor is allowed to import goods and consumables free of all import Taxes, as long as they are to be used exclusively in Exploration activities, including goods and consumables that require express mention, provided they are listed among those goods subject to this benefit, as established in Article 56 of Law 26221. This benefit will be applicable during the entire Exploration Phase.

        Article 10.4    All Taxes on imported goods and consumables required by the Contractor for its activities during the Exploitation Phase, and for Exploration activities during the Exploitation Phase, will be the responsibility of the Contractor.

        Article 10.5    PERUPETRO S.A. is authorized to inspect the imported goods, whether in a permanent or temporary manner, under this Clause, particularly those for Exploration activities during the Exploitation Phase, in order to verify that such goods have been imported exclusively for these Operations.

        Article 10.6    The Contractor must notify PERUPETRO S.A. periodically about those goods and consumables that have been exonerated from paying Taxes, in accordance with Article 56 of Law 26221.

        The Contractor cannot re-export or dispose for other purposes the goods and consumables, referred to above, without PERUPETRO's authorization. Once PERUPETRO's authorization is obtained, the Contractor will have to pay the corresponding Taxes, as indicated in Article 57 of Law 26221.

Clause XI—Financial Rights

        Article 11.1    Government Guarantee—The Central Reserve Bank of Perú participates in this License Contract in accordance with Law 26221 and Legislative Decree No. 668, for the purpose of awarding to the Contractor the State's guarantees, which are indicated in this Clause, and in accordance with current legislation as of the Date of Subscription. The Guarantees awarded under this clause are also valid in case of an eventual transfer of rights, in accordance with the Organic Law of Hydrocarbons, Law 26221, and the Present Contract.

        Article 11.2    Currency Exchange Regime—The Central Reserve Bank of Peru, representing the State and following current legislation at the Date of Subscription, guarantees that the Contractor will enjoy the currency exchange regime existing at the Date of Subscription and, consequently, the Contractor will have the right of free availability, ownership, utilization, and disposition, both internally and externally, of foreign currency, and also the free convertibility of national currency to foreign currency in the currency exchange market of supply and demand, under the terms and conditions indicated in this clause.

        In this sense, the Central Reserve Bank of Perú, representing the State, guarantees the Contractor the following rights, in accordance with the current legislation regime at the Date of Subscription:

  a.
  Free availability to the Contractor of up to one hundred percent (100%) of the foreign currency generated by the exportation of the Fiscalized Hydrocarbons, which the Contractor can deposit directly in its bank accounts, either in the country or abroad.

  b.
  Free availability, and the right to convert freely into foreign currency up to one hundred percent (100%) of the national currency resulting from sales in the domestic market of the Fiscalized Hydrocarbons, and the right to deposit directly in its bank accounts, either in the country or abroad, both the national and foreign currencies.

  c.
  The right to maintain, control and operate bank accounts in any currency, either in the country or abroad, and to have control and free use of such accounts, and to maintain and be able to freely dispose of such funds abroad, available in such accounts, without any restriction.

  d.
  Without interfering with the above, the Contractor has the right to freely dispose, distribute, refund or retain abroad, without any restriction, its yearly net profits, as determined by law.

  e.
  Free availability to the Contractor of up to one hundred percent (100%) of the foreign currency generated by the exportation of the Fiscalized Hydrocarbons, which the Contractor can deposit directly in its bank accounts, either in the country or abroad.

  f.
  Free availability and the right to convert freely into foreign currency up to one hundred percent (100%) of the national currency resulting from sales in the domestic market of the Fiscalized Hydrocarbons, and the right to deposit directly in its bank accounts, either in the country or abroad, both the national and foreign currencies.

  g.
  The right to maintain, control and operate bank accounts in any currency, either in the country or abroad, and to have control and free use of such accounts, and to maintain and be able to freely dispose of such funds abroad, available in such accounts, without any restriction.

  h.
  Without interfering with the above, the Contractor has the right to freely dispose, distribute, refund or retain abroad, without any restriction, its yearly net profits, as determined by law.

        Article 11.3    Availability and Conversion of Foreign Currencies—It is agreed what the Contractor will approach the entities of the financial system established in Peru to access the exchange of foreign currency, to which Paragraph (b) of Art. 11.2 makes reference. In case the availability of foreign currency from the entities referred to above is not sufficient to totally or partially satisfy the Contractor's needs, the Central Reserve Bank of Peru guarantees that it will provide those foreign currencies. For this purpose the Contractor must send to the Central Reserve Bank, a written request accompanied by photocopies of communications received from at least three (3) entities of the financial system, indicating their inability to totally or partially satisfy the Contractor's foreign currency requirements. The communications of the entities of the financial system will be valid for two working days beyond their issuance. Before 11:00 a.m. of the Working Day following the presentation of the documents mentioned above, the Central Reserve Bank of Peru will notify the Contractor of the exchange rate that it will use for the conversion requested, which will be valid provided the Contractor delivers the corresponding amount in national currency on the same day. If by any circumstance the delivery of the corresponding amount in national currency cannot be made by the Contractor on the same day, the Central Reserve Bank of Peru will notify the Contractor the next Working Day, with same hourly limitation, what will be the exchange rate for the required conversion, which must take place on that day.

        Without interfering with the above, if the Central Reserve Bank verifies in time that such foreign currency cannot be made available totally or partially, by the entities mentioned above, it will notify the Contractor, asking the Contractor to approach the Central Reserve Bank with the corresponding amount in national currency to make possible the conversion into foreign currency.

Article 11.4.—Modifications to the Exchange Regime.

        The Central Reserve Bank of Peru, representing the State, guarantees that the exchange regime contained in this clause will continue to be applicable to the Contractor during the Life of the License Contract.

        In any case arising from special circumstances, wherein the exchange rate is not determined by supply and demand, the exchange rate applicable to the Contractor will be determined as follows:

  a.
  If a single or unique official exchange rate is established of the same value for all operations in foreign currency, or related to this currency, this rate will be used under this Contract from the date of validity.

  b.
  If an exchange rate regime of multiple different exchange rates is established, or if different exchange-rate values are given to a single or unique exchange-rate regime, then the exchange rate to be used for all the Contractor's operations will be the highest exchange rate for the foreign currency.

Article 11.5.—Application of Other Legal Norms.

        The guarantees awarded to the Contractor by the Central Reserve Bank of Peru will persist during the whole Life of the License Contract.

        The Contractor will have the right to totally or partially accept, whenever it may be pertinent, new legal dispositions for currency exchange or exchange norms that may be issued during the Life of the License Contract, including such aspects related to foreign currency exchange not contemplated in the present clause, provided that they have a general character or are applicable to the Hydrocarbon activity. The acceptance of new legislation or norms indicated above should not affect the validity of the guarantees referred to in this clause, and should not affect the exercise of those guarantees that refer to aspects different from those contemplated in the new legislation or norms to which the Contractor has given acceptance.

        It is expressly agreed that the Contractor will be able, at any moment, to retake the guarantees which the Contractor had chosen not to use temporarily; however, retaking such guarantees does not create either new rights or new obligations for the Contractor in relation to the period when the Contractor accepted the new legislation or norms mentioned above.

        Similarly retaking the bank guarantees does not have any negative effect on these guarantees or any other guarantees; nor does it create additional rights or obligations of the Contractor.

        If the Contractor accepts coverage under any new legislation on currency exchange or currency exchange norms, as well as if the Contractor decides to retake the guarantees that he had decided not to use temporarily, the Central Reserve Bank of Peru and PERUPETRO S.A. must be notified regarding these decisions and changes. All these stipulations contained in Art. 11.5 do not contravene what is stipulated in the first paragraph of Art. 11.4.

Article 11.6.—Economic Information

        The Contractor should send monthly information to the Central Reserve Bank of Peru with respect to Contractor's economic activity, in accordance with Article 74 of the Organic Law of the Central Reserve Bank, approved by Decree Law No. 26123.

Clause XII—Workers

        Article 12.1—The Parties have agreed that by the end of the fifth year from the Date to Initiate Commercial Extraction, the Contractor will have replaced all its foreign personnel Peruvian personnel of equivalent professional qualifications. Exception has been made of foreign personnel for management positions and those needed to execute highly technical jobs related to the Operations. The Contractor agrees to train Peruvian personnel to be able to perform specialized technical jobs to allow rapid substitution of foreign personnel by Peruvian personnel in such jobs.

        Article 12.2.—At the start of the Operations and at the end of each calendar year, the Contractor will deliver to PERUPETRO S.A. a table of statistics of all Contractor's personnel working in the Operations, using the format provided by PERUPETRO S.A. to the Contractor.

Clause XIII—Environmental Protection and Community Relations

        Article 13.1.—The Contractor following the laws of Peru should comply with all norms and dispositions of the "Regulations on the Environment for Hydrocarbon Activities," approved by Supreme Decree No.046-093-EM and modifications by Legislative Decree No. 613 "Code of the Environment and Natural Resources" and other pertinent legislation. For this particular purpose PERUPETRO S.A. will facilitate coordination between the Contractor and the competent authorities.

        Article 13.2.—The Contractor, in coordination with PERUPETRO S.A., and on all necessary occasions, will publicize to the local authorities and native communities within the direct area of influence of the Contract, the scope of Exploration and Exploitation activities derived from the Contract.

Clause XIV—Hydrocarbon Conservation and Preventive Action Against Losses

        Article 14.1.—The Contractor must adopt every reasonable measure to prevent losses or waste of Hydrocarbons, either on the surface or in the subsurface, in any way possible, during the activities of Exploration and Exploitation.

        Article 14.2.—In case of Hydrocarbon spills on the surface, either within the Contract Area or outside it, which have to be reported in accordance with current legislation, the Contractor must inform PERUPETRO S.A. immediately of this situation, indicating the estimated volume of Hydrocarbons spilled and the actions taken to correct the cause of the spill. PERUPETRO S.A. has the right to verify the volume of Hydrocarbons spilled and to analyze the cause of such spill.

        In case the losses on the surface, either within the Contract area or outside it, before the Production Fiscalization Point, caused by grave negligence or fraudulent behavior of the Contractor's personnel, the volume of Hydrocarbon losses will be valued in accordance with Clause Eight and included in the royalty calculation, without contravening the stipulations of Article 13.1.

        In case of losses before the Production Fiscalization Point, when the situation is different from that described in the preceding paragraph, and which may give rise to compensation to the Contractor by third parties, the amount of the compensation to the Contractor to be received for the lost Hydrocarbons will be the same as the amount that the Contractor should pay for royalty for the Hydrocarbons lost. If the compensation was already received by the Contractor, the royalty will be calculated as follows: the amount received as compensation multiplied by the factor obtained from dividing the amount of royalty paid for the Fiscalized Hydrocarbons at the Fiscalization Point for the Production corresponding to the Hydrocarbon losses during the period when the losses occurred, divided by the value of such Fiscalized Hydrocarbons, as determined by Article 8.2 corresponding to the same period. The royalty should be paid not later than the second Working Day after having received such compensation, without contravening the stipulations of Article 13.1.

Clause XV—Training and Technology Transfer

        Article 15.1—The Contractor has the obligation, in accordance with Article 29 of Law 26621, to put at the disposal of PERUPETRO S.A., every calendar year during the life of the Contract, the following amount in U. S. dollars:

(a)	From the Date of Subscription until the Date of Initial Commercial Extraction of Hydrocarbons	5,000.00
(b)	From the calendar year following the Date of Initial Commercial Extraction of Hydrocarbons, the amount shown below, based on the daily average of annual crude oil production:
	From 0 up to 500 bbls per day	5,000.00
	From 501 up to 1,000 bbls per day	10,000.00
	From 1,001 up to 1,500 bbls per day	20,000.00
	From 1,501 up to 2,500 bbls per day	30,000.00
	From 2,501 up to 5,000 bbls per day	40,000.00
	More than 5,000 bbls per day	50,000.00

        The first payment should be made on the Date of Subscription in an amount to be determined by multiplying the annual contribution indicated under (a) above by the fraction obtained by dividing the number of Days left in the corresponding calendar year by the total number of days in a Year (365).

        The annual contribution corresponding to the cases listed in section (b) above will be that corresponding to the level of average daily production of Fiscalized Hydrocarbons during the prior year, which will be obtained by dividing the total volume of Fiscalized Hydrocarbons produced in that year by the corresponding number of days.

        Payments referred to in the present Article 15.1 will be made during the Month of January of each calendar year, with the exception of the first payment, already indicated above.

        To determine the equivalence of Barrels per Day in the case of Natural Gas production, the following relation will be used: Barrels are equivalent to a volume of Natural Gas expressed in standard cubic feet divided by a factor of 5,626.

        Article 15.2.—The Contractor will comply with the obligations established in Article 15.1 by depositing the annual contribution in the bank account indicated by PERUPETRO S.A., and PERUPETRO S.A. will provide the Contractor with a receipt indicating acceptance of the payment, which will be issued within five (5) Working Days after having received the contribution.

        Article 15.3.—The Contractor and PERUPETRO S.A. should agree on the execution of programs of technical cooperation with the objective of carrying out research and development in matters of mutual interest. For this purpose, within ninety (90) Days prior to the end of each calendar year, the Parties should present the projects to be implemented in the following year to the Supervisory Committee.

        Article 15.4.—The training programs that the Contractor establishes for its personnel, either within the country or abroad, should be made know to PERUPETRO S.A.

Clause XVI—Contract Assignment

        Article 16.1.—In the event that the Contractor has reached an agreement to assign its contractual position to, or to associate with, a third party, the Contractor should notify PERUPETRO S.A. about such agreement. The notification should be accompanied by a request to qualify the assignee or third party, and should include the complementary information needed to qualify the assignee or third party as a petroleum company in accordance with Law 26221. If PERUPETRO S.A. grants the requested qualification, the assignment will take place immediately by means of a modification of the License Contract, in accordance with Law 26221.

        Article 16.2.—The Contractor may assign all or only a part of its participation in the License Contract to an Affiliate, with prior notification to PERUPETRO S.A. in accordance with Law 26221.

        Article 16.3.—The assignee should provide all the guarantees and should assume all the rights, obligations, and responsibilities of the assigner.

Clause XVII—Fortuitous Event or Force Majeur

        Article 17.1.—During the period when one of the Parties is affected by Fortuitous Event or Force Majeur, it will not be accused of non-compliance with its obligations, or of having only complied with its obligations in a defective, partial, or tardy manner, provided that it reports the situation and gives an explanation of the cause of its non-compliance.

        Article 17.2.—The Party affected by a Fortuitous Event or Force Majeur should notify the other Party in writing within five (5) Days of the occurrence of the event, and should give credible information as to the cause affecting compliance with its obligations. The other Party should respond in writing, accepting or rejecting the explanation or existence of the situation, within fifteen (15) Days after receiving the notification mentioned above. If there is no response from the notified Party within the period indicated above, it will be understood that the cause and the situation have been duly accepted.

        In case of a partial, defective, or late execution of the obligations affected by Fortuitous Event or Force Majeur, the Party obligated to comply with the obligations will make its best effort to execute the obligations in accordance with the mutual intention of the Parties expressed in the License Contract, and the Parties should continue completing their contractual obligations not affected by the event creating this situation.

        The Party affected by Fortuitous Event or Force Majeur must resume complying with all of its contractual obligations and conditions within a reasonable period of time after the cause or events creating the situation have disappeared. For this purpose the affected Party should notify the other Party within five (5) Days following the disappearance of the situation. The non-affected Party should collaborate with the affected Party in these efforts. In case of a workers' strike, general work stoppage, or other similar situations, one of the Parties cannot impose on the other Party a solution against its own power of decision.

        Article 17.3.—The period during which the effects of the Fortuitous Event or Force Majeur are affecting compliance with the contractual obligations will be added to the period contemplated in the License Contract for compliance with those obligations, and if necessary, will be added to the period of the corresponding contractual phase and even to the period involving the Life of the License Contract.

        If the cause of Fortuitous Event or Force Majeur is affecting the execution of any of the Minimum Work Programs referred to in Article 4.6, the guarantee that covers such program will be maintained current, and will not be executed during the period when such cause is affecting the execution of the program, or during the period while PERUPETRO S.A. is evaluating the situation and analyzing the cause invoked by the Contractor, and if there was any disagreement in regard to the existence of such cause, and while the disagreement is not resolved. In such cases the Contractor must extend or substitute such guarantee, if necessary.

        Similarly, as long as PERUPETRO S.A. does not accept the cause for creating the situation invoked by the Contractor, or while the disagreement concerning the existence of the cause that produced the event has not been resolved, then the time required for the execution of the Minimum Work Program will be suspended. If PERUPETRO S.A. accepts the existence of the cause for Fortuitous Event or Force Majeur invoked by the Contractor, the execution of the Minimum Work Program should be resumed as soon as the effects of such cause have disappeared.

        Article 17.4.—PERUPETRO S.A. will make all necessary efforts to obtain assistance and cooperation of the appropriate governmental authorities with the objective of having their support in taking the necessary actions to ensure safe implementation and continuous operations to comply with the activities under the License Contract.

        It is agreed that when any of the Parties, on their own criteria, consider that their personnel or the personnel of their subcontractors are not capable of working inside the Contract Area with adequate security and physical safety, the admission of this cause as Fortuitous Event or Force Majeur should not be challenged by the other Party, if and when compliance has been achieved with the stipulations of Articles 1314 and 1315 of the Civil Code.

        Article 17.5.—In case the Contractor is affected by any cause of Fortuitous Event or Force Majeur that impedes compliance with the obligations of the Minimum Work Program during the concurrent period of the Exploration Phase, then the Contractor would be allowed to terminate the License Contract, once a period of twelve (12) consecutive Months has elapsed from the moment the situation occurred, and the Contractor must notify PERUPETRO S.A. of this decision with advance notice of no less than thirty (30) Days prior to the date when it will relinquish the Contract Area.

        Article 17.6.—The stipulations contained in this Seventeenth Clause are not applicable to obligations related to payments of any amount of money.

Clause XVIII—Accounting

        Article 18.1.—The Contractor must maintain its accounting records in accordance with the accounting principles and practices established and accepted in Peru. Furthermore, the Contractor must carry and maintain all the accounting books, detailed registration records, and documentation needed to keep good accounting and control of the activities the Contractor is carrying out in the country and abroad in relation to the objectives of the License Contract; and also to provide well documented support for their income, investments, expenses, costs, and taxes incurred in each year. Additionally, within one hundred and twenty (120) Days from the Subscription Date, the Contractor should provide PERUPETRO S.A. with a copy in Spanish of the "Manual of Accounting Procedures" that the Contractor has decided to propose for the record of its operations.

        The "Manual of Accounting Procedures" must contain, among other things, the following:

  a.
  Language and currency to be used in carrying out and maintaining all accounting records

  b.
  Principles and accounting practices to be applied

  c.
  Structure and Account Plans, in accordance with the requirements of CONASEV (National Supervisory Commission Enterprises and Values)

  d.
  The means to identify the appropriate accounts of the License Contract and other Hydrocarbon contracts, and of their related activities, as well as of other activities

  e.
  The means to determine the income, investments, expenses and costs that are common to the License Contract and other Hydrocarbon contracts, and to their related activities, as well as other activities

  f.
  Definition of the specific accounts to record income and expenses and all other detailed records required for calculating the "Rt-1 Factor," as well as details of the procedures described in Annex E of the License Contract, if that is the case.

        Article 18.2.—Once the Contractor has included in the "Manual of Accounting Procedures" the items described in paragraph (f) above, PERUPETRO S.A. will, within a period not greater than thirty (30) Days of having received such document, notify the Contractor of its approval of the accounting procedure to determine the "Rt-1 Factor" as indicated in that paragraph, or else should provide the suggestions considered best for improving and amplifying such procedure. If PERUPETRO S.A. does not give its opinion within the period mentioned above, the procedure proposed by the Contractor referred to in paragraph (f) of Article 18.1, will be considered finally approved in any case.

        Within the same period of thirty (30) Days from receipt of the "Manual of Accounting Principles," PERUPETRO S.A. is allowed to formulate suggestions and/or observations to improve, amplify, or eliminate one or several of the accounting procedures proposed in such Manual.

        Any change to be made in connection with the accounting procedure for the "Rt[nc_cad,220]1 Factor" already approved, must have been proposed previously to PERUPETRO S.A. for its approval, which will be done following the process indicated in the first paragraph of this Article 18.2.

Clause XIX—Various

        Article 19.1—If any of the Parties, on one or more occasions, has failed to invoke or to insist on the compliance with any obligation or stipulation under the License Contract, or on the use of any of the rights awarded under the Contract, this situation cannot be interpreted as a renunciation of such stipulation or right.

        Article 19.2—While carrying out the Operations, the Contractor should comply with all the resolutions dictated by the competent authorities under their legal attributions. Similarly, the Contractor is obligated to comply with the regulations that the competent authorities dictate in regard to aspects of defense and national security.

        Article 19.3—The Contractor has the right to freely enter and leave the Contract Area.

        Article 19.4—In accordance with current legislation, the Contractor has the right to use water, wood, gravel, and other construction material existing in the Contract Area, paying due respect to the rights of third parties, if that were the situation.

        Article 19.5—The license for utilizing the technical information from the Contract Area, or other areas, that the Contractor wishes to acquire must be requested from PERUPETRO S.A., which will supply such data in accordance with the current policy for the transfer and utilization of technical exploration and production information owned by PERUPETRO S.A., which will be effected through the execution of a "Confidentiality Letter of Agreement" signed by both Parties.

        Article 19.6—In case either of the Parties does not comply with making payments on the agreed date, the amount to be paid will be subject to interest, to be paid as of the next Day following the original date for payment. The interest rate will be calculated as follows:

  a.
  For payments to be made in Peruvian currency, the applicable interest rate will be the active rate in Peruvian currency (TAMN) for credits with a period of up to three hundred (300) Days, as published by the Superintendency of Banks and Insurance, or whichever substitutes this rate, applicable to the period elapsed between the original date and the effective date of payment.

  b.
  For payments to be made in U.S. dollars, to be paid either in Peruvian national currency or in U.S. dollars, the applicable interest rate will be the preferential interest rate (U.S. Prime Rate) plus three (3) percentage points, as published by the U.S. Federal Reserve, applied to the period elapsed between the original date and the effective date of payment; and if these conditions also fail, the Parties should agree on other mutually suitable replacement conditions.

        Article 19.7—The stipulations of Article 19.6 will be applied to all accounts between the Parties that arise from the License Contract, or by any other agreement or transaction between the Parties. By written agreement, the Parties may establish a different stipulation for the payment of interest. The stipulations contained in this Nineteenth Clause, for the application of interest payments, do not in any way modify the rights and legal resources of the Parties to make sure that whatever amount not paid on time has to be paid.

        Article 19.8—In case of a national emergency declared by law, whereby the State has to acquire Hydrocarbons from local producers, this acquisition will be made at the prices established by applying the valorization mechanism described in the Eighth Clause, and should be paid in U.S. dollars within thirty (30) Days after delivery of such Hydrocarbons.

        Article 19.9—The State, through the Ministries of Defense and Interior, will provide the Contractor with all the security measures at their disposal to protect the Contractor and the Operations.

        Article 19.10—The Contractor will be responsible, and will pay indemnities to PERUPETRO S.A. and the State, whichever may be the case, for any demands, legal actions, or any charges or third-party liabilities that may be the result of the Operations, and/or relationships carried under the License Contract, which may also be the result of any contractual or extra-contractual relationship; exception made of those situations which may have originated by actions taken directly by PERUPETRO S.A. or by the State.

        Article 19.11—The Hydrocarbons that are due to the Contractor under the stipulations of the License Contract. will be freely available to, and at the disposal of, the Contractor.

Clause XX—Notifications and Communications

        Article 20.1—Every notification or communication relating to the License Contract will be considered valid if it is in writing and delivered with receipt, and received by certified mail, or facsimile, or any other means that the Parties have agreed on, and it is addressed to the addressee at the proper following address, and delivered on a Working Day:

PERUPETRO S.A.	PERUPETRO S.A. Atn.: General Manager Av. Luis Aldana No. 320 Lima 41, PERU
Fax: 475-772 and 475-9694
CONTRACTOR	BPZ Energy, Inc., Sucursal Peru Atn.: General Manager Canaval y Moreyra 425, Ofc. 281 Lima 27, PERU
Fax: 421-9759
CORPORATE GUARANTOR	BPZ & ASSOCIATES, INC. Attn.: President 11999 Katy Freeway, Suite 560 Houston, TX 77079 United States
Fax: 281-556-6377

        Article 20.2—The Parties have the right to change their address and/or their fax numbers for the purpose of notification and communications, but must advise the other Party with at least five (5) Working Days' advance notice before the effective date of such change. These stipulations also apply to the Corporate Guarantor.

Clause XXI—Compliance with Peruvian Laws, and Solution of Controversies

        Article 21.1—Compliance with Peruvian Law

        The License Contract has been negotiated, written, and subscribed in accordance with Peruvian legislation, and its content, execution, and consequences that arise from the Contract will be regulated by the legislation and internal norms of the Republic of Peru.

        Article 21.2—Technical Conciliation Committee

        The Technical Conciliation Committee should be installed within fifteen (15) Working Days following its convocation by any of the Parties, and will consist of three (3) members who are qualified on the matter to be discussed. Each of the Parties will select one (1) member, and the third member will be selected by the members designated by the Parties. If any of the Parties fails to designate its respective member within the term stipulated above, or if the members designated by the Parties cannot agree on the designation of the third member, within the period stipulated above, or if the Technical Conciliation Committee does not issue any opinion within the period stipulated, then any of the Parties may submit the discrepancy to be resolved in accordance with the stipulations contained in Article 21.3 of this Contract.

        The Parties should agree on the procedures that will govern the Technical Conciliation Committee within sixty (60) Days from the Date of Subscription.

        The resolutions of the Technical Conciliation Committee must be issued within thirty (30) Days of their installation and will have an obligatory character, unless an arbitration decision, if that is the case, does not resolve the difference in final form. Without interfering with compliance with the resolution issued by the Technical Conciliation Committee, any of the Parties may choose to use arbitration, as established in Article 21.3 of this Contract, within sixty (60) Days following receipt of the notification transmitting the Committee's resolution mentioned above.

        Article 21.3—Arbitration

        Any litigation, controversy, difference or complaint resulting from the application of the License Contract, or related to the Contract, such as interpretation, compliance, resolution, termination, efficacy or validity, which may arise between the Contractor and PERUPETRO S.A., which cannot be resolved by mutual agreement between the Parties, should be resolved by means of international legal arbitration, in accordance with stipulations contained in Article 68 of Law 26221.

        Arbitration will be carried out in Spanish and in accordance with what was agreed in the present clause. Arbitration will be administered by the International Chamber of Commerce (hereinafter, CCI). In connection with aspects not considered in this clause, arbitration will be organized and conducted in accordance with the Arbitration Regulations of CCI that are currently valid on the Date of Subscription. In addition to the present clause and the above-mentioned Regulations, the rules contained in Law 26572, the General Law of Arbitration, or any other that may substitute for this law, will be applied.

        There will be three (3) arbitrators, two of whom will be designated by the Parties, one being designated by each, and the third arbitrator will be designated by the other two selected by the Parties. If after thirty (30) Days from the day the two members were designated by the Parties, they have not designated the third member, either of the Parties may ask the CCI to designate the third member.

        The matter of the controversy will be determined by the claim and the response to it, or otherwise, if the case is such, by the claim, the counterclaim, and the response. At the request of any of the Parties, if fifteen (15) Working Days have elapsed from the date the appropriate notification was made, and either the claim or the counterclaim has not been answered, then the arbitrators have the authority to define the controversy, in case one of the Parties has refused to recognize the existence of the controversy.

        For the final resolution of the litigation, controversy, difference, or claim subject to arbitration, the arbitrators should apply the domestic legislation of the Republic of Peru.

        Arbitration will take place in the city of Lima, Peru, unless the Arbitration Tribunal cannot meet in this city for reasons beyond the control of the members. In such case the Parties should agree on where else the arbitration will take place. If fifteen (15) Days have elapsed from the notification of the arbitrators to the Parties indicating their inability to meet in Lima, and if the Parties have not reached agreement on another place where arbitration should take place, then the CCI will determine the place for arbitration.

        If the amount of the matter subject to arbitration exceeds five hundred thousand U.S. dollars (US$ 500,000.00), and one of the Parties considers that Lima is not the city and Peru is not the country where arbitration should take place, it will suffice for such Party to express this in writing and to propose a different city and country for the arbitration to take place, which can be proposed in the very first written note addressed to the other Party notifying its decision to go to arbitration. If fifteen (15) Days have elapsed from the time the Parties received the prior notification and the Parties have not reached agreement concerning the new place to hold the arbitration, then the CCI will determine the place.

        In case of disagreement over the amount of the matter under discussion, and the amount cannot be determined, it will be up to the CCI to decide on the place where arbitration should take place, keeping in mind what was discussed in the preceding paragraph.

        The Parties hereby renounce the use of recourse of appeal, annulment, or any other recourse for rejecting the arbitrators' final decision. The recourse of annulment of the arbitrators' final decision will be possible only in those cases regulated by Peruvian law. The Parties declare that the arbitrators' final decision will be firm, obligatory, and of definitive compliance and immediate execution.

        The maximum length of the arbitration process will be one hundred and eighty (180) Working Days, which will be computed from the date of installation of the Arbitration Tribunal or any other similar act. In case of the necessity for an extension to this period, the norm established in the Arbitration Regulations of the CCI will be applied.

        In case the arbitrators' final decision is issued outside Peru, its acknowledgement and execution will be governed by the "Agreement to Acknowledge and Execute Arbitration Final Decisions" put together in New York, N.Y. on June 10, 1958 (New York Convention Agreement) or in the "InterAmerican Agreement on International Commercial Arbitration" made in Panama on January 30, 1975 (Panama Convention Agreement), or in the stipulations on this matter contained in Law No. 26572, "General Law of Arbitration," or in the law that will substitute for this one, to be determined by the Party requesting acknowledgement and execution of the arbitrators' final decision.

        During the development of the arbitration process the Parties should continue implementing their contractual obligations as effectively as possible, including those that are subject to arbitration. If the subject matter of arbitration involves compliance with contractual obligations covered by guarantees referred to in Article 3.10, those guarantees cannot be executed and should be maintained current and valid for a period in excess of thirty (30) Working Days beyond the deadline for compliance with the contractual obligation covered by the guarantee.

        Article 21.4—The Parties hereby renounce the use any diplomatic claiming action.

        Article 21.5—This License Contract is written and interpreted in Spanish, and the Parties have agreed that this is the only and official version.

Clause XXII—Termination

        Article 22.1—The termination of the License Contract is governed by the stipulation contained in the Contract, and supplemented by the norms established by Law No. 26221; and for matters not stipulated, or not foreseen, by the norms of the Civil Code of Peru.

        With the exception of the cases considered in Article 22.3, when any of the Parties fails to comply with any of the obligations stipulated in the Contract, because of causes that are outside those of Fortuitous Event or Force Majeur, the other Party should notify such Party, advising it of the lack of compliance and of the notifying Party's intention to terminate the Contract at the end of the period of sixty (60) Days unless the other Party, within this period, certifies that the cause for non-compliance has been removed or corrected, or unless the other Party has demonstrated to the satisfaction of the notifying Party that the cause of non-compliance is in the process of being corrected.

        If the Party that receives notification of lack of compliance denies or argues against the existence of such compliance, such Party has the right to refer the matter to arbitration, in accordance with the stipulations of the Twenty-first Clause of this Contract, within a period of thirty (30) Days following receipt of the notification. In such case the period of sixty (60) Days will be stopped until the arbitrators' final decision has been received and acknowledged by the Parties; but the Contract will terminate if, the existence of the cause of non-compliance having been confirmed, the cause has not been removed or corrected within such period.

        The License Contract may terminate prior to the official end of the Contract Life by express mutual agreement of the Parties.

        Article 22.2—When the Contract is terminated all rights and obligations of the Parties as specified in the Contract will end completely, and the following will have to be taken into consideration:

  (a)
  The rights and obligations of the Parties derived from the Contract prior to its termination should be respected, including, among others, the right of the Contractor to own the Hydrocarbons extracted from the Contract Area, and to the guarantees stipulated in the Contract; and

  (b)
  In case of non-compliance and responsibility incurred on a date prior to the termination of the Contract by any of the Parties involving any of the obligations stipulated in the Contract, these situations of non-compliance were corrected or removed by the non-compliant Party, exception made of the obligations specified in the Contract which are extinguished when the Contract is terminated.

        Article 22.3—The Contract will be legally terminated, without any prior formality or administrative process, in the following cases:

          22.3.1.—In case the Contractor has failed to implement the Minimum Work Program for any of the periods of the Exploration Phase, after having made use of all the contractual extensions stipulated in Article 3.4, if that were the case, and without having given PERUPETRO S.A. satisfactory explanations, unless compliance were given to the stipulations of Articles 4.7 and 4.13.

          22.3.2.—In the event that at the end of the Exploration Phase or the retention period, whichever occurs last, no declaration of Commercial Discovery has been made.

          22.3.3.—In all the cases specifically indicated in Articles 3.10, 4.2, and 17.5.

          22.3.4.—In case any of the companies that are part of the Contractor have been declared insolvent, have been dissolved, liquidated, or declared bankrupt, and the other company or companies that are part of the Contractor, or a third party duly qualified by PERUPETRO S.A. does not take over their participation in the Contract, replacing the company that was liquidated, dissolved, or bankrupt, within a period of fifteen (15) Working Days.

          22.3.5.—In case the Corporate Guarantees referred to in Article 3.11 are not current and valid, or in case any of the financial entities that provided the guarantees referred to in Article 3.11 was declared insolvent, or has been dissolved, liquidated, or declared bankrupt, and such guarantees have been taken over by a third party and have not been accepted by PERUPETRO S.A.

          22.3.6.—In case that by mandate of an arbitration decision a non-compliance has been declared, particularly in the case referred to in Article 22.1, and this non-compliance has not been removed or corrected in accordance with the stipulation of Article 22.1 mentioned above, or if mandated by an arbitration decision, which declares that the Contract should be terminated.

          22.3.7.—At the end of the Contract's term.

        Article 22.4—In accordance with the stipulations established in Article 87 of Law 26221, the Contract can also be terminated legally by application of the Regulations for the Protection of the Environment for Hydrocarbon Activities approved by Supreme Decree No. 04-93-EM and its modifications, the definitive closing of all activities is mandated.

        Article 22.5—In case any one of the companies that are part of the Contractor, or any one of the entities that awarded the guarantee referred to in Article 3.11, requests protection against action taken by creditors, PERUPETRO S.A.may terminate the Contract if it considers that PETROPERU's rights under the Contract are not adequately protected.

        Article 22.6—Upon Contract termination the Contractor should return the following to the State through PERUPETRO S.A., unless not wanted by PERUPETRO S.A., without any cost to the State, in good state of preservation, well maintained and functioning, taking into consideration the normal wear resulting from their use: all the goods and installations for energy generation, buildings, communication systems, pipelines, and all other facilities for hydrocarbon production owned by the Contractor, which will allow for continuation of the operations.

        In case there are joint Exploitation activities of Crude Oil, Non-Associated Natural Gas, and/or Non-Associated Natural Gas with Condensate, at the end of the period established in Article 3.1 or the Exploitation Phase for Crude Oil, the Contractor should return the following to the State, through PERUPETRO S.A., unless not wanted by PERUPETRO S.A., without any cost to the State, in good state of preservation, well maintained and functioning, taking into consideration the normal wear resulting from their use: all the goods and installations utilized only for the Exploitation of Crude Oil, which may not be necessary for the Exploitation of Non-Associated Natural Gas and/or Non-Associated Natural Gas with Condensate.

        The goods and installations that the Contractor may retain for the Exploitation of Non-Associated Natural Gas and/or Non-Associated Natural Gas with Condensate, which were previously being used also for the Exploitation of Crude Oil, even if they continue as the property of the Contractor or of the companies that form part of the Contractor, will be applied to serve both types of Exploitation, and in this case an agreement to this effect should be entered into by the Parties.

        In the event that the Contractor had been using the goods and installations described in the above paragraph, but these were not specifically attached or used exclusively for the Operations, which means that they had also been used for Operations in other areas with a current License Contract for Exploration and Exploitation of Hydrocarbons in the country, then the Contractor will continue owning such goods and installations and should continue using them.

        Article 22.7—In order to facilitate implementation of the stipulations contained in Article 22.6, during the last year of Life of the Contract, the Contractor should provide all necessary facilities and should cooperate with PERUPETRO S.A. in all that is required, without interfering with the Operations, to ensure the actions and entering into of agreements that may be needed to allow for a smooth, orderly, and uninterrupted transition of the Operations that are being carried on around the date of Contract termination.

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EXPLORATION-EXPLOITATION LICENSE CONTRACT ON BLOCK XIX SIGNED BETWEEN PERUPETRO AND BPZ ENERGY, INC.